INVESTOR CONTACT	MEDIA CONTACT
Scott Wylie - Vice President	Mark Plungy - Senior Manager
Investor Relations	Public Relations
(408) 544-6996	(408) 544-6397
swylie@altera.com	newsroom@altera.com

ALTERA UPDATES FOURTH QUARTER REVENUE GUIDANCE
AND ISSUES 2011 GUIDANCE

San Jose, Calif., November 29, 2010 — Altera Corporation (NASDAQ: ALTR) today announced updated fourth quarter guidance and key guidance elements for 2011.

Fourth Quarter Guidance Update

Based on quarter-to-date results and the company's outlook for the remainder of the quarter, fourth quarter revenue is likely to grow 3 to 6 percent sequentially, unchanged from previously issued guidance.

The company's new products have been the company's growth drivers with both Stratix® IV and
Arria® II 40-nm FPGAs posting particularly strong quarterly comparisons.

2011 Guidance

During the fourth quarter, the company typically issues key guidance elements for the following year. Data for 2011 appears in the following table:

Gross Margin	70% +/- 1%
Research and Development	Approximately $330 million
SG&A	" $265 million
Tax Rate	11-13%
Diluted Share Count	" 322 million

Today's Conference Call

A conference call will be held today at 1:45 Pacific Time to discuss Altera's 2011 guidance. A web cast and subsequent replay will be available in the Investor Relations section of the company's website at www.altera.com. A telephonic replay of the call may be accessed later in the day by calling
(719) 457-0820 and referencing confirmation code 258712. The telephonic replay will be available for two weeks following the live call.

Forward-Looking Statements

Statements in this press release that are not historical are "forward-looking statements" as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as "will," "expects," "anticipates," or other words that imply or predict a future state. Forward-looking statements include the fourth quarter sales outlook and the financial items contained in the 2011 guidance. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, current global economic conditions, customer business environment, customer inventory levels, vertical market mix, market acceptance of the company's products, production yields, product introduction schedules, the rate of growth of the company's new products including Arria® II, Cyclone® III, Stratix® III, Stratix IV FPGAs, MAX® II CPLDs and HardCopy® device families, changes in the mix of our business between prototyping and production-based demand, Altera's share price, as well as changes in economic conditions and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission (SEC) from time to time. Copies of Altera's SEC filings are posted on the company's website and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera

Altera programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate, differentiate and win in their markets. Find out more about Altera's FPGA, CPLD and ASIC devices at www.altera.com. Follow Altera via Facebook, RSS and Twitter.

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